                                                                     EXHIBIT 2.1

            FOURTH AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    FOURTH AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 3, 1996 (the "Agreement"), by and between RECOTON CORPORATION, a New York corporation ("Recoton"), RC ACQUISITION SUB, INC., a Delaware corporation ("Acquisition Sub") and wholly-owned subsidiary of Recoton, and INTERNATIONAL JENSEN INCORPORATED, a Delaware corporation ("Jensen").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Recoton, Acquisition Sub and Jensen have approved the merger of Acquisition Sub with and into Jensen (the "Merger") pursuant to the terms and conditions set forth in this Agreement and the sole stockholder of Acquisition Sub has approved the Merger;

    WHEREAS, Jensen and Recoton entered into an agreement on January 3, 1996 (the "AR Agreement") by which Recoton has acquired a license to and an option to purchase, and Jensen has acquired an option to sell, the trademarks and associated copyrights and other intellectual properties of Jensen associated with the name "Acoustic Research" or "AR" (the "AR Rights"), which agreement is being amended contemporaneous to execution of this Agreement; and

    WHEREAS, Jensen and IJI Acquisition Corp. ("IJI") have entered into an agreement, which is being amended contemporaneous to execution of this Agreement (the "OE Agreement") by which IJI has agreed to acquire the assets associated with the original equipment business of Jensen (the "Original Equipment
Business") and assume related liabilities prior to the Effective Time (as defined in Section 1.2), which agreement Recoton has approved.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, Recoton, Acquisition Sub and Jensen, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Delaware General Corporation Law (the "GCL") Acquisition Sub shall be merged with and into Jensen in accordance with this Agreement and the form of certificate of merger attached hereto as Exhibit 1.1 (the "Certificate of Merger") and the separate existence of Acquisition Sub shall thereupon cease. Jensen shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

    Section 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") after the Closing (as defined below) as a copy of the duly completed Certificate of Merger (the "Merger Filing") is delivered to the Secretary of State of the State of Delaware for filing and is filed by the Secretary of State of the State of Delaware or at such later time as the parties may agree to specify in the Certificate of Merger.

    Section 1.3  EFFECTS OF THE MERGER.   The Merger shall have the effects  set
forth in Section 259 of the GCL.

    Section 1.4 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Stroock & Stroock & Lavan, 7 Hanover Square, New York, New York on August 15, 1996 at 9:30 A.M. New York time, or, if later, on the second business day

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immediately following the date on which the last of the conditions set forth  in
Article VIII hereof is fulfilled or waived, or at such other time and place as Acquisition Sub and Jensen shall agree (the "Closing Date").

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    Section 2.1 CERTIFICATE OF INCORPORATION; AMENDMENT. The Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until amended in accordance with the provisions of the GCL, except that Article FIRST shall be amended as of and from the Effective Time to read "The name of the Corporation shall be Recoton Audio Corporation."

    Section 2.2 BY-LAWS. The By-Laws of Acquisition Sub shall be the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the GCL.

    Section  2.3  DIRECTORS AND OFFICERS.   (a) At the Effective Time, the Board
of Directors of the Surviving Corporation shall consist of the following persons:

                              Robert L. Borchardt
                                Joseph H. Massot
                                  Stuart Mont
                                 Robert G. Shaw
                               Marc T. Tanenberg

    (b) At the Effective Time, the officers of the Surviving Corporation shall be as follows:

                   OFFICE                                         HOLDER
- ---------------------------------------------  ---------------------------------------------
Chairman                                       Robert L. Borchardt
President & CEO                                Robert G. Shaw
Vice President & CFO                           Marc T. Tanenberg
Secretary                                      Stuart Mont
Treasurer & Assistant Secretary                Joseph H. Massot

                                  ARTICLE III
                              CONVERSION OF SHARES

    Section 3.1  CONVERSION OF JENSEN SHARES IN THE MERGER.

    (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Jensen except as set forth in this Section 3.1, subject to the other provisions of this Section 3.1, each share of common stock, par value $.01 per share, of Jensen ("Jensen Common
Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and Dissenting Shares (as defined in Section 3.5)) shall be converted into the right to receive merger consideration (the "Merger Consideration") in the amount of $11.00 in cash (hereinafter the "Per Share Cash Amount") or $8.90 in cash in the case of shares held beneficially by Robert G. Shaw ("Shaw") and William Blair Leveraged Capital Fund, L.P. ("WBLCF") (WBLCF and Shaw being referred to herein as the "Principal Stockholders") (the "Principal Stockholders Per Share Cash Amount"). At the Effective Time, all shares of Jensen Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of certificates previously evidencing shares of Jensen Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to

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shares  of Jensen Common  Stock except as  otherwise provided herein  or by law.
Certificates previously evidencing shares of Jensen Common Stock shall be exchanged for the Per Share Cash Amount or the Principal Stockholders Per Share Cash Amount, as applicable, multiplied by the number of shares previously evidenced by the canceled certificate.

    (b) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Jensen Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Cash Amount and the Principal Stockholders Per Share Cash Amount shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (c) Each share of Jensen Common Stock held in the treasury of Jensen and each share of Jensen Common Stock owned by Recoton or any direct or indirect wholly owned subsidiary of Recoton or of Jensen immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    3.2  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Recoton or Acquisition Sub shall deposit, or shall cause to be deposited, with a bank or trust company designated by Recoton (the "Exchange Agent"), for the benefit of the holders of shares of Jensen Common Stock, for exchange in accordance with this Article III, through the Exchange Agent cash in the amount equal to the sum of (i) the number of shares of Jensen Common Stock outstanding excluding shares held beneficially by the Principal Stockholders multiplied by the Per Share Cash Amount plus (ii) the number of shares of Jensen Common Stock held beneficially by the Principal Stockholders multiplied by the Principal Stockholders Per Share Cash Amount. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash out of the Exchange Fund in accordance with Section 3.1. Except as contemplated by
Section 3.2(f) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Exchange Agent as directed by Recoton (so long as such directions do not impair the rights of the holders of the shares of Jensen Common Stock) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated P-1 or better by Moody's Investors Services, Inc. or A-1 or better by Standard & Poor's Corporation or certificates of deposit issued by the Exchange Agent or a commercial bank having at least $1,000,000,000 in assets, and any net earnings with respect thereto shall be paid to Recoton as and when requested by Recoton.

    (b) Promptly after the Effective Time, Recoton will send, or will cause the Exchange Agent to send, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Jensen Common Stock, other than holders of certificates which represent Shares canceled and retired pursuant to Section 3.1(c) hereof,
(i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Jensen Common Stock to the Exchange Agent) and (ii) instructions for use in effecting the surrender of certificates for payment therefor (the "Exchange Instructions").

    (c) Each holder of certificates representing shares of Jensen Common Stock that have been converted into a right to receive the Merger Consideration which holders of such certificates are entitled to receive pursuant to this Article III, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Jensen Common Stock, together with a properly completed and executed letter of transmittal covering such shares of Jensen Common Stock and any other documents reasonably required by the Exchange Instructions, will promptly receive the Merger

Consideration payable in respect of such shares of Jensen Common Stock as provided in this Article III, without any interest thereon, less any required withholding of taxes, and the certificates so surrendered shall forthwith be canceled. Until so surrendered, each such certificate shall, at and after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

    (d) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the shares of Jensen Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares of Jensen Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. The Exchange Agent may make any tax withholdings required by law if not provided with the appropriate documents.

    (e) NO FURTHER RIGHTS IN JENSEN COMMON STOCK. All cash paid upon conversion of the shares of Jensen Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Jensen Common Stock.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) which remains undistributed to the holders of Jensen Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Jensen Common Stock who have not theretofore complied with this
Article III shall thereafter look only to the Surviving Corporation for the Merger Consideration to which they are entitled.

    (g) NO LIABILITY. Neither Recoton nor the Surviving Corporation shall be liable to any holder of shares of Jensen Common Stock for any cash from the Exchange Fund delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) WITHHOLDING RIGHTS. Recoton and/or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Jensen Common Stock such amounts as Recoton and/or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Recoton and/or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Jensen Common Stock in respect of which such deduction and withholding was made by Recoton and/or the Surviving Corporation.

    (i) LOST CERTIFICATES. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation (which determination may be delegated to the Exchange Agent), the posting by such person of a bond in such amount as the Surviving Corporation or such Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

    Section 3.3 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Jensen shall be closed and there shall be no further registration of transfers of shares of Jensen Common Stock thereafter on the records of Jensen. On or after the Effective Time, any certificates presented to the Exchange Agent, Recoton or the Surviving Corporation for any reason shall be converted into the Merger Consideration.

    Section 3.4  STOCK OPTIONS AND OTHER RIGHTS.

    (a) Immediately prior to the Effective Time, each holder of then outstanding options ("Options") to purchase shares (whether or not then presently exercisable) granted under the Jensen Stock Option Plan (1989), the Jensen 1991 Stock Incentive Plan and the 1994 Jensen Stock Option and Purchase Plan for Non-Employee Directors (collectively, the "Option Plans") will be entitled to receive, and shall receive, in settlement of each such Option a cash payment from Jensen in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share of the Option and (ii) the number of shares of Jensen Common Stock covered by such Option; PROVIDED, HOWEVER, that each optionee shall receive a payment of at least $50. Jensen shall use its best efforts to cause each holder of Options (whether or not then presently exercisable) to execute an agreement consenting to the cancellation of such Options as aforesaid.

    (b) Pursuant to Section 3.2 of the 1994 Stock Option and Purchase Plan For Non-Employee Directors (the "Jensen Directors Plan"), certain directors of Jensen ("Deferred Holders") have elected to defer the receipt of shares of Jensen Common Stock ("Deferred Shares") owed to them in lieu of directors' fees pursuant to the Jensen Directors Plan. Immediately prior to the Effective Time, Jensen shall terminate each such director's right to receive the Deferred Shares, and in consideration thereof, Jensen shall make a cash payment to each Deferred Holder at the time provided in the final two sentences of this Section 3.4(b) (and subject, in the case of each such Deferred Holder, to the receipt from such Deferred Holder of a Cancellation Agreement, as that term is defined in the next sentence), in an amount equal to the number of Deferred Shares held by such Deferred Holder times the Per Share Cash Amount. Jensen shall use its best efforts to obtain from each Deferred Holder a written agreement substantially in the form of Exhibit 3.4 (a "Cancellation Agreement") prior to the Effective Time. A Deferred Holder who has delivered to Jensen a Cancellation Agreement prior to the Effective Time shall be paid pursuant to this Section 3.4(b) at or prior to the Effective Time. In the case of any Deferred Holder who does not deliver a Cancellation Agreement to Jensen prior to the Effective Time, Recoton shall cause the Surviving Corporation to pay such Deferred Holder after the Effective Time the amount to which the Deferred Holder is entitled pursuant to this Section 3.4(b) promptly after the receipt by the Surviving Corporation from the Deferred Holder of a Cancellation Agreement.

    Section 3.5 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Jensen Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the GCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Jensen Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Jensen Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.2, of the certificate or certificates that formerly evidenced such shares of Jensen Common Stock.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF JENSEN

    Jensen represents and warrants to Recoton and Acquisition Sub as follows:

    Section 4.1 ORGANIZATION AND QUALIFICATION. Jensen is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its

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businesses as it is now being conducted. Jensen is qualified to do business  and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the businesses conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Jensen Material Adverse Effect. For purposes of this Agreement, a Jensen Material Adverse Effect shall be a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of Jensen and its subsidiaries taken as a whole,
excluding  the  Original  Equipment  Business  (except  that  for  purposes   of
determining whether a Jensen Material Adverse Effect arising out of the matters described in Section 4.17 has occurred, "Jensen Material Adverse Effect" shall mean potential liabilities and costs that reasonably may exceed $5,000,000). True and complete copies of Jensen's Certificate of Incorporation and By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Recoton.

    Section 4.2 JENSEN COMMON STOCK. Jensen has 10,000,000 authorized shares of Common Stock, of which 5,714,799 shares are outstanding as of November 30, 1995, all of which are or shall be validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.2 of the separate disclosure schedule executed and delivered by Jensen simultaneous with the execution and delivery of the Agreement ("Jensen's
Disclosure Schedule"), as of the date hereof, there are no outstanding subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, or arrangements, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Jensen to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Jensen or obligating Jensen or any subsidiary of Jensen to grant, extend or enter into any such agreement or commitment except pursuant to this Agreement.

    Section 4.3 SUBSIDIARIES. Each direct and indirect subsidiary of Jensen is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of such subsidiaries is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Jensen Material Adverse Effect. Except as set forth in
Section 4.3 of Jensen's Disclosure Schedule, all of the outstanding shares of capital stock of each subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and those owned directly or indirectly by Jensen are owned free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. Except as set forth in
Section 4.3 of Jensen's Disclosure Schedule or in Jensen's Annual Report on Form 10-K for the year ended February 28, 1995 or the exhibits and schedules thereto (the "Jensen 10-K" and, together with any reports filed by Jensen with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") after the Jensen 10-K and prior to the date of this Agreement, the "Jensen 1995 Reports"), Jensen owns directly or indirectly all of the issued and outstanding shares of the capital stock of each of its subsidiaries. Except as set forth in Section 4.3 of Jensen's Disclosure Schedule or in the Jensen 1995 Reports, there are no outstanding subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock of any subsidiary of Jensen, including any right of conversion or exchange under any outstanding security, instrument or agreement. Section 4.3 of Jensen's Disclosure Schedule sets forth a list of all material corporations, partnerships, joint ventures and other business entities in which Jensen or any of its subsidiaries directly or indirectly owns an interest and such subsidiaries' direct and indirect share, partnership or other ownership interest of each such entity.

    Section 4.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Jensen has full corporate power and authority to enter into this Agreement and, subject to Jensen Stockholders' Approval (as defined in

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Section 4.18) and the Jensen Required Approvals (as defined in Section  4.4(c)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Jensen of the transactions contemplated hereby have been duly authorized by Jensen's Board of Directors, and no other corporate proceedings on the part of Jensen are necessary to authorize the execution and delivery of this Agreement and the consummation by
Jensen   of  the  transactions  contemplated   hereby,  except  for  the  Jensen
Stockholders' Approval and the obtaining of the Jensen Required Approvals. This Agreement has been duly and validly executed and delivered by Jensen and constitutes a valid and legally binding agreement of Jensen enforceable against it in accordance with its terms.

    (b) Except as set forth in Section 4.4(b) of Jensen's Disclosure Schedule, the execution and delivery of this Agreement by Jensen does not, and the consummation by Jensen of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Jensen or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or By-Laws of Jensen or any of its subsidiaries, (ii) subject to obtaining the Jensen Required Approvals and the receipt of the Jensen Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Jensen or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Jensen or any of its subsidiaries is now a party or by which Jensen or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Jensen Material Adverse Effect.

    (c) Except for (i) the filings by Jensen required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any filings required by comparable European or European Community regulation ("EC Filings"), (iii) the filing of the Proxy Statement (as hereinafter defined) with the SEC pursuant to the Exchange Act, and the Securities Act of 1933, as amended (the "Securities Act") and (iv) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Jensen Required Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Jensen or the consummation by Jensen of the transactions contemplated hereby.

    Section    4.5        REPORTS   AND    FINANCIAL    STATEMENTS;   DERIVATIVE
TRANSACTIONS. Since February 28, 1995, Jensen and each of its subsidiaries required to make filings under the Securities Act, the Exchange Act and applicable state laws and regulations, as the case may be, have filed all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them under each of the Securities Act, the Exchange Act, applicable laws and regulations of Jensen's and its subsidiaries' jurisdictions of incorporation and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Jensen has previously delivered to Recoton true and complete copies of its (a) Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed by Jensen or any of its subsidiaries with the SEC from February 28, 1992, until the date hereof, (b) proxy and information statements relating to all meetings of its stockholders (whether annual or special) and actions by written consent in lieu of a stockholders' meeting from February 28, 1992 until the date hereof and (c) all other reports or registration statements filed by Jensen with the SEC from February 28, 1992 until the date hereof

(collectively, the "Jensen SEC Reports"), and (d) audited consolidated financial statements for the fiscal year ended February 28, 1995 and its unaudited consolidated financial statements for the nine months ended November 30, 1995 (the "Nine Month Jensen Financial Statements") (collectively the "1995 Jensen Financial Statements"). As of their respective dates, the Jensen SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Jensen included in the Jensen SEC Reports and the 1995 Jensen Financial Statements (collectively, the "Jensen Financial Statements") fairly present the financial position of Jensen and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. Jensen and its subsidiaries do not, and will not, use any derivative financial instruments other than as disclosed in Section 4.5 of Jensen's Disclosure Schedule.

    Section  4.6  ABSENCE  OF UNDISCLOSED LIABILITIES.   Except as  set forth in
Section 4.6 of Jensen's Disclosure Schedule or in the Jensen 1995 Reports, neither Jensen nor any of its subsidiaries had at February 28, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are accrued or reserved against in the 1995 Jensen Financial Statements or reflected in the notes thereto or (b) which were incurred after February 28, 1995, and were incurred in the ordinary course of business and consistent with past practices and, in either case, except for any such liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Jensen Material Adverse Effect or (ii) have been discharged or paid in full prior to the date hereof.

    Section 4.7  ABSENCE OF CERTAIN CHANGES  OR EVENTS.  Except as set forth  in
Section 4.7 of Jensen's Disclosure Schedule or in the Jensen 1995 Reports, since February 28, 1995 there has not been any material adverse change in the business (including, without limitation, any actual or threatened loss of significant customers (excluding customers of the Original Equipment Business) or any cancellation or threatened cancellation of any orders with an aggregate value of $1,000,000 or more (excluding orders of the Original Equipment Business)), operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Jensen and its subsidiaries, taken as a whole (excluding the original equipment business), and Jensen and its subsidiaries have in all material respects conducted their respective businesses in the ordinary course consistent with past practice.

    Section 4.8 LITIGATION. Except as disclosed in the Jensen 1995 Reports, the 1995 Jensen Financial Statements, or Section 4.8 of Jensen's Disclosure Schedule, (a) there are no claims, suits, actions or proceedings pending or, to the knowledge of Jensen, threatened, nor to the knowledge of Jensen are there any investigations or reviews pending or threatened, against, relating to or affecting Jensen or any of its subsidiaries, which, if adversely determined, would have a Jensen Material Adverse Effect; (b) there have not been any developments since the date of the Jensen 10-K with respect to such claims, suits, actions, proceedings, investigations or reviews which, individually or in the aggregate, may have a Jensen Material Adverse Effect; and (c) except as contemplated by the Jensen Required Approvals, neither Jensen nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or may have a Jensen Material Adverse Effect.

    Section 4.9 PROXY STATEMENT. The proxy statement to be distributed in connection with the Jensen Stockholders' Meeting (the "Proxy Statement") will not at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of the Jensen Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement or any amendment or supplement thereto or any earlier communication to stockholders of Jensen with respect to the transactions contemplated by this Agreement. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by Jensen with respect to information supplied by Recoton or Acquisition Sub or their representatives specifically for inclusion in the Proxy Statement.

    Section 4.10 NO VIOLATION OF LAW. Except as set forth in Section 4.10 of Jensen's Disclosure Schedule, neither Jensen nor any of its subsidiaries is in violation of, or, to the knowledge of Jensen, is under investigation with respect to or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment of any governmental or regulatory body or authority, except for violations which in the aggregate do not have a Jensen Material Adverse Effect. Jensen and its subsidiaries have all material permits, licenses, franchises and other governmental authorizations, consents and approvals (the "Jensen Government Approvals") necessary to conduct their businesses as presently conducted and, except as set forth in Section 4.10 of Jensen's Disclosure Schedule, all such Jensen Government Approvals shall be transferred to the Surviving Corporation.

    Section 4.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Jensen 1995 Reports, the Jensen 1995 Financial Statements or Section 4.11 of Jensen's Disclosure Schedule, Jensen and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the respective charters or by-laws of Jensen or any of its subsidiaries or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Jensen or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (ii) of this Section 4.11 would have, in the aggregate, a Jensen Material Adverse Effect.

    Section 4.12 TAXES. (a) Jensen and its subsidiaries have duly filed with the appropriate federal, state, local, and foreign taxing authorities all tax returns required to be filed by them on or prior to the Effective Time and such tax returns are true and complete in all material respects, and duly paid in full or made adequate provision for the payment of all taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for taxes reflected in the Jensen balance sheets (x) as of February 28, 1995, contained in the Jensen 10-K, are adequate to cover all taxes for any period ending on or prior to February 28, 1995; and (y) as of August 31, 1995, contained in the Form 10-Q filed with the SEC on or about October 15, 1995 (the "Six Month 1995 Financial Statements"), are adequate to cover all taxes for any period ending on or prior to August 31, 1995; and (z) as of November 30, 1995, contained in the Nine Month Financial Statements are adequate to cover all taxes for any period ending on or prior to November 30, 1995. Except as set forth in Section 4.12 of Jensen's Disclosure Schedule, (i) there are no material liens for taxes upon any property or asset of Jensen or any subsidiary thereof, except for (x) liens for taxes not yet due and (y) any such liens for taxes shown on such Section 4.12 of Jensen's Disclosure Statement, which are being contested in good faith through appropriate proceedings; (ii) Jensen has not made any change in accounting method, received a ruling from any taxing authority or signed an agreement with any taxing authority which will materially and adversely affect Jensen in future periods; (iii) during the past three years neither Jensen nor any of its subsidiaries has received any notice of deficiency, proposed deficiency or assessment from any governmental taxing authority with respect to taxes of Jensen or any of its subsidiaries, except any such notice of deficiency, proposed deficiency or assessment which will not in the aggregate cause a Jensen Material Adverse Effect, and, any such deficiency or assessment shown on such
Section 4.12 of Jensen's Disclosure Schedule has been paid or is being contested in good faith through appropriate proceedings; (iv) the income tax returns for Jensen and its subsidiaries are not currently the subject of any audit by the Internal Revenue Service (the "IRS") or any other national taxing authority, and such federal income tax returns have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal taxes for such periods have expired) for all periods through and including February 28, 1990, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (v) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes or deficiencies against Jensen or any of its subsidiaries, and no power of attorney granted by either Jensen or any of its subsidiaries with respect to any taxes is currently in force; and (vi) neither Jensen nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes. Neither Jensen nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code. Except as set forth on Section 4.12(b) of Jensen's Disclosure Schedule, Jensen will not have any carryovers subject to limitation under Section 382 or Section 383 of the Code immediately after the Merger. Jensen and its subsidiaries, in accordance with Section 482 of the Code, properly conducted intercompany pricing studies for the tax year ended February 1995, and is conducting such study in a timely manner with respect to the tax year ending February 1996.

    (b) The term "tax" shall include any tax, assessment, levy, impost, duty, or withholding of any nature now or hereafter imposed by a government authority and any interest, additional tax, deficiency, penalty, charge or other addition thereon, including without limitation any income, gross receipts, profits, franchise, sales, use, property (real and personal), transfer, payroll, unemployment, social security, occupancy and excise tax and customs duty, except that for purposes of Section 4.12(a), such term shall not include any amount resulting from the Merger. The term "return" shall include any return, declaration, report, estimate, information return and statement required to be filed with or supplied to any taxing authority in connection with any taxes.

    Section 4.13  CUSTOMS.  Except as set forth in the Jensen 1995 Reports or in
Section 4.13 of Jensen's Disclosure Schedule, Jensen and its subsidiaries have at all times been in compliance with all requirements administered and enforced by the U.S. Customs Service, including, but not limited to the classification, valuation, and marking of articles imported into the United States in a way so as not to give rise to a Jensen Material Adverse Effect.

    Section 4.14 EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 4.14 of Jensen's Disclosure Schedule lists all material employee benefit plans, employment contracts or other arrangements for the provision of benefits for employees or former employees of Jensen and its subsidiaries (other than its foreign subsidiaries as to which such disclosure shall be provided within ten business days after the date hereof and as to which the agreements, plans, contracts, or other arrangements thereof shall not be unduly burdensome or out of the ordinary), and, except as set forth in Section 4.14(a) of Jensen's Disclosure Schedule, neither Jensen nor its subsidiaries have any commitment to create any additional plan, contract or arrangement or to amend any such plan, contract or arrangement so as to increase benefits thereunder, except as required under existing collective bargaining agreements. Section 4.14(a) of Jensen's Disclosure Schedule identifies all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of
Section 3(37) of ERISA, covering current or former employees of Jensen and its subsidiaries (the "Jensen Plans"), other than Jensen Plans which are described in Jensen 1995 Reports or the Proxy Statement for the 1995 Annual Meeting of Stockholders of Jensen. A true and correct copy of each of the employee benefit plans, employment contracts and other arrangements for the provision of benefits for employees and former employees of Jensen and its subsidiaries described in the Jensen SEC Reports, the Jensen Plans listed on Section 4.14(a) of Jensen's Disclosure Schedule, except for any multiemployer plans, and all contracts relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements), each as will be in effect at the Effective Time, has been provided to Recoton. In the case of any employee benefit plan, employment contract or other benefit arrangement which is not in written form, an accurate description of such plan, contract or arrangement as will be in effect at the Effective Time has been provided to Recoton. A true and correct copy of the most recent annual report, actuarial report, summary plan description, and Internal Revenue Service determination letter with respect to each such Jensen plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded plan, Jensen Plan, or benefit arrangement has been provided to Recoton by Jensen, and there have been no material changes in the financial condition in the respective plans, Jensen Plans or benefit arrangements from that stated in such annual report and actuarial reports.

    (b) Except  as disclosed  in the  Jensen 1995  Reports or  as set  forth  in
Section 4.14(b) of Jensen's Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Jensen Plans which, assuming that the taxable period of such transaction expired as of the date hereof, could subject Jensen or its subsidiaries to a material tax or penalty under Section 502(i) of ERISA or Section 4975 of the Code; (ii) no liability (except for premiums due) has been or is expected to be incurred by Jensen or any of its subsidiaries under Title IV of ERISA with respect to any of the Jensen Plans or with respect to any ongoing, frozen or terminated "single employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any of them, or by any entity which is considered a single employer with Jensen under Section 4001 of ERISA or Section 414 of the Code (a "Jensen ERISA Affiliate"); (iii) all amounts which Jensen or its subsidiaries are required to pay as contributions to the Jensen Plans have been timely made or have been reflected in the Jensen Financial Statements; (iv) none of the Jensen Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions used in the Plan's most recent actuarial valuation) under each of the Jensen Plans which is subject to Title IV of ERISA did not exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount disclosed in the Jensen 10-K as of February 28, 1995; (vi) each of the Jensen Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, the reporting and disclosure requirements of Part 1 of Subtitle I of ERISA and the group health plan continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA; (vii) each of the Jensen Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and Jensen is not aware of any circumstances likely to result in revocation of any such determination; (viii) there are no material pending, threatened or anticipated claims involving any of the Jensen Plans other than claims for benefits in the ordinary course; (ix) no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has been required to be filed for any of the Jensen Plans; (x) neither Jensen nor any of its subsidiaries is a party to, nor participates or has any liability or contingent liability with respect to, any multiemployer plan (regardless of whether based on contributions of a Jensen ERISA affiliate); and (xi) neither Jensen nor its subsidiaries has any liability or contingent liability for retiree life and health benefits under any of the Jensen Plans other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code, except as set forth on Section 4.14(b) of Jensen's Disclosure Schedule.

    (c) Except as set forth in Section 4.14(c) of Jensen's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate benefits or any payments under any Jensen employee agreement, plan or arrangement.

    Section 4.15 MATERIAL DEFAULTS. Except as set forth on Section 4.15 of Jensen's Disclosure Schedule, neither Jensen nor its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which Jensen or any of its subsidiaries is a party or by which Jensen or any of its subsidiaries or the assets, business, or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Jensen Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

    Section 4.16 LABOR MATTERS. Except as set forth on Section 4.16 of Jensen's Disclosure Schedule, there are no material controversies pending or, to the knowledge of Jensen, threatened between Jensen or its subsidiaries and any representatives of its employees, and, to the knowledge of Jensen, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Jensen or its subsidiaries. Jensen and its subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and no person has, to the knowledge of Jensen, asserted that Jensen or its subsidiaries are is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

    Section 4.17  ENVIRONMENTAL MATTERS.

    (a) Except as set forth in the Jensen 1995 Reports or in Section 4.17 to Jensen's Disclosure Schedule, Jensen and its subsidiaries have complied in all respects with all Environmental Laws (as defined below in this Section). Jensen and its subsidiaries have obtained and will maintain through the Closing Date all permits, licenses, certificates and other authorizations which are required with respect to its operation under any Environmental Laws and all such permits, licenses, certificates and other authorizations are listed on Section 4.17 to Jensen's Disclosure Schedule.

    (b) Except as set forth in the Jensen 1995 Reports or in Section 4.17 to Jensen's Disclosure Schedule, Jensen and its subsidiaries are in compliance in all respects with all permits, licenses and authorizations required by any Environmental Laws, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered, against Jensen thereunder. All products manufactured and services provided by Jensen or its subsidiaries prior to the date hereof are in compliance with all Environmental Laws applicable thereto and all such products and services so manufactured or provided prior to the Closing Date will as of such date be in compliance with all Environmental Laws applicable thereto. Jensen has hereto delivered to Buyer true and complete copies of all environmental studies made in the last ten years relating to the business or assets of Jensen and its subsidiaries.

    (c) Except as set forth in the Jensen 1995 Reports or Section 4.17 to Jensen's Disclosure Schedule, there is no pending or, to Jensen's knowledge, threatened civil, criminal or administrative Action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to Jensen or its subsidiaries, their business or assets, the products they have manufactured or the services they have provided relating in any way to any Environmental Laws or any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Jensen or its subsidiaries thereunder.

    (d) Except as set forth in the Jensen 1995 Reports or in Section 4.17 to Jensen's Disclosure Schedule, there are no past or present (or, to the knowledge of Jensen, anticipated) events, conditions, circumstances, activities, practices, incidents, Actions or plans which may interfere with or prevent compliance or continued compliance by Jensen or its subsidiaries with any Environmental Laws or with any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Jensen or its subsidiaries thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by Jensen or its subsidiaries of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

    (e) Except as set forth in Section 4.17 to the Jensen Disclosure Schedule and except in accordance with a valid governmental permit, license, certificate or approval listed in Section 4.17 to Jensen's Disclosure Schedule there has been no emission, spill, release or discharge by Jensen or its subsidiaries, from any of their assets, from any site at which any of such assets are or were located, into or upon (i) the air, (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such assets of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of such assets (any of which events is hereinafter referred to as "Hazardous Discharge").

    (f) Prior to the Closing Date, there shall not occur any Hazardous Discharge (except in accordance with a valid governmental permit, license, certificate or approval listed in Section 4.17 to Jensen's Disclosure Schedule).

    (g) The term "Environmental Laws" means all federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated under the Environmental Laws, including, without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes. As used in this Agreement, the term "hazardous substances or wastes" includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C
Section 1251 ET SEQ.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 ET SEQ.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 ET SEQ.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C.
Section 7401 ET SEQ.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; and (vii) waste oil.

    (h) Notwithstanding anything in the foregoing to the contrary, the representations and warranties contained in this Section 4.17 shall be deemed to be true and correct unless the aggregate exposure to Recoton, Acquisition Sub and/or the Surviving Corporation of undisclosed and disclosed liabilities which have either arisen or which may arise under the Environmental Laws exceeds $5 million.

    Section 4.18 CERTAIN BUSINESS PRACTICES. As of the date of this Agreement, except for such action which would not have a Jensen Material Adverse Effect, neither Jensen nor any of its subsidiaries nor any directors, officers, agents, or employees of Jensen or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    Section 4.19 NO EXCESS PARACHUTE PAYMENTS. Sections 4.14(a), 4.14(b), and 4.14(c) of Jensen's Disclosure Schedule set forth all written contracts, arrangements, or undertakings (excluding Options (as defined in Section 3.4)) pursuant to which any person may receive any amount or entitlement from Jensen or the Surviving Corporation or any of their respective subsidiaries (including cash or property or the vesting of property) that may be characterized as an "excess parachute payment" (as such term is defined in Section 280G(B)(1) of the Code) (any such amount being an "Excess Parachute Payment") as a result of any of the transactions being contemplated by this Agreement. Except as set forth in Section 4.14(c) of Jensen's Disclosure Schedule, no person is entitled to receive any additional payment from Jensen, the Surviving Corporation, their respective subsidiaries, or any other person (a "Parachute Gross-Up Payment") in the event that the 20 percent parachute excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of Jensen has not during the six months prior to the date of this Agreement granted to any officer, director, or employee of Jensen any right to receive any Parachute Gross-Up Payment.

    Section 4.20 TRADEMARKS, ETC. Section 4.20 of Jensen's Disclosure Schedule sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks, and registered copyrights and applications therefor owned, used, or filed by or licensed to Jensen and its subsidiaries ("Intellectual Property Rights") and, with respect to registered trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Section 4.20 of Jensen's Disclosure Schedule, the Intellectual Property Rights which are trademark or copyright registrations and issued patents are valid and in good standing, and are owned by Jensen, free and clear of all liens, encumbrances, equities, or claims and, along with applications therefor, are not involved in any interferences, litigations, oppositions, or cancellation proceedings. Jensen or its subsidiaries owns or has the right to use, without payment to any other party, the patents, trademarks, trade names, service marks, copyrights, and applications therefor referred to in such Schedule or otherwise used by Jensen or its subsidiaries, and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. Except as set forth in Section 4.20 to Jensen's Disclosure Schedule, Jensen is not a licensor or licensee in respect of any Intellectual Property Rights, nor has it granted any rights thereto or interest therein to any person or entity. Except as set forth in Section 4.20 of Jensen's Disclosure Schedule, no claims are pending or threatened by any person with respect to the ownership, validity, enforceability, or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims reasonably could be expected to have a Jensen Material Adverse Effect. Jensen shall make all required filings to ensure the continued validity and enforceability of its Intellectual Property Rights up to the Effective Time.

    Section 4.21 JENSEN STOCKHOLDERS' APPROVAL. Jensen will take all necessary action so that stockholder approval of the Merger and the transactions contemplated hereby will require the affirmative vote of (i) a majority of the outstanding shares of Jensen Common Stock, and (ii) a majority of the outstanding shares of Jensen Common Stock which are voted at the Jensen Stockholders' Meeting other than shares held directly or indirectly by Robert G. Shaw.

    Section 4.22 TAKEOVER PROVISIONS. The Board of Directors of Jensen has approved this Agreement and the OE Agreement by a vote of a majority of the disinterested directors within the meaning of Article EIGHTH of Jensen's
Certificate of Incorporation. The Certificate of Incorporation of Jensen expressly elects not to be governed by Section 203 of the GCL.

                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF
                          ACQUISITION SUB AND RECOTON

    Acquisition Sub and Recoton hereby jointly and severally represent and warrant to Jensen as follows:

    Section 5.1 ORGANIZATION AND QUALIFICATION. Acquisition Sub and Recoton are each corporations duly organized, validly existing and in good standing under the laws of their states of incorporation and have the requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their businesses as they are now being conducted. Acquisition Sub was formed for the purpose of engaging in the Merger and has not and will not engage prior to the Effective

Time in any activities other than those necessary to effectuate the terms of this Agreement. Acquisition Sub and Recoton are each qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by each or the nature of the businesses conducted by each makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Recoton Material Adverse Effect. For purposes of this Agreement, a Recoton Material Adverse Effect shall be a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of Recoton and its subsidiaries taken as a whole. True and complete copies of Acquisition Sub's and Recoton's Certificate of Incorporation and By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Jensen. Recoton directly owns and has the power to vote all of the outstanding capital stock of Acquisition Sub, and, as the sole stockholder of Acquisition Sub, has approved this Merger Agreement and the transactions contemplated hereunder.

    Section 5.2 AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Recoton and Acquisition Sub have full corporate power and authority to enter into this Agreement and the Recoton Required Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Recoton and Acquisition Sub of the transactions contemplated hereby have been duly authorized by Recoton's and Acquisition Sub's Boards of Directors, and no other corporate proceedings on the part of Recoton and Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Recoton and Acquisition Sub of the transactions contemplated hereby except for the obtaining of the Recoton Required Approvals. This Agreement has been duly and validly executed and delivered by Recoton and Acquisition Sub, and, assuming the due authorization, execution and delivery hereof by Jensen, constitutes a valid and legally binding agreement of Recoton and Acquisition Sub enforceable against them in accordance with its terms.

    (b) Except as set forth in Section 5.2(b) (formerly 5.3(b)) of Recoton's Disclosure Schedule, the execution and delivery of this Agreement by Recoton and Acquisition Sub does not, and the consummation by Recoton and Acquisition Sub of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Recoton or Acquisition Sub or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or By-Laws of Recoton or any of its subsidiaries, (ii) subject to obtaining the Recoton Required Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Recoton or any of its subsidiaries or any of their respective properties or assets, and (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Jensen or any of its subsidiaries is now a party or by which Jensen or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Recoton Material Adverse Effect.

    (c) Except for (i) the filings by Recoton, Acquisition Sub and Jensen required by Title II of the HSR Act, (ii) any EC Filings, and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) collectively are referred to as the "Recoton Required Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Recoton or Acquisition Sub or the consummation by Recoton or Acquisition Sub of the transactions contemplated hereby, other than such filings, registrations, authorizations, consents or approvals the failure of which to make or obtain, as the case may be, will not, in the aggregate, have a Recoton Material Adverse Effect.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1 CONDUCT OF BUSINESS BY JENSEN PENDING THE MERGER. Except as set forth in Section 6.1 of Jensen's Disclosure Schedule or as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Recoton shall otherwise agree in writing (it being agreed, however, that Jensen shall be solely responsible for its operations and those of its subsidiaries in accordance with the provisions of this Agreement), Jensen shall and shall cause each of its subsidiaries, to:

        (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

        (b) not (i) amend or propose to amend their respective charters or by-laws; (ii) split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise; or (iii) knowingly take any action which would result in a failure to maintain the trading of Jensen Common Stock on Nasdaq;

        (c) not (i) except for the issuance of shares of Common Stock upon the exercise of currently outstanding Options, authorize the issuance of, or issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, (ii) except for the sale of the assets associated with the Original Equipment Business as described in Section 8.3(e) and the sale of the AR Rights pursuant to the AR Agreement, sell (including, without limitation, by sale/leaseback), pledge, dispose of, license or encumber any material assets (including without limitation intellectual property), or any interests therein, other than in the ordinary course of business and consistent with past practice; (iii) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock, other than in accordance with the governing terms of such securities or (y) long-term debt, other than as required by the governing instruments relating thereto; (iv) take or fail to take any action which action or failure to take action would cause Acquisition Sub or Jensen to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; PROVIDED, HOWEVER, that Jensen or any of its subsidiaries, after consulting with Recoton, may take any of the actions otherwise prohibited by this Section 6.1(c) if counsel to Jensen advises the Board of Directors of Jensen or any of its subsidiaries that the failure to take such action or actions might reasonably subject Jensen's or any of its subsidiaries' directors to liability for breach of their fiduciary duties;

        (d) use their best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with them;

        (e)   confer  on  a  regular  and   frequent  basis  with  one  or  more
    representatives of Recoton to discuss operational matters of materiality and the general status of ongoing operations;

        (f) promptly notify Recoton of any significant changes in the business, properties, assets, financial condition, or results of operations or prospects of (i) Jensen or its subsidiaries taken as a whole (excluding the Original Equipment Business) or (ii) the Original Equipment Business separately;

        (g) not acquire, or publicly propose to acquire, all or any substantial part of the business and properties or capital stock of any person not a party to this Agreement, whether by merger, purchase of assets, tender offer or otherwise;

        (h)  not,  directly  or  indirectly,  through  any  officer,   director,
    employee,   representative,  agent,  or   otherwise,  solicit,  initiate  or
    encourage the submission of any proposal or offer from any person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, or any merger or other business combination with, Jensen or any of its subsidiaries, other than with respect to the Original Equipment Business or the transactions contemplated hereby (collectively, a "Jensen Acquisition Transaction"); PROVIDED, HOWEVER, that Jensen or any of its subsidiaries may take any of the actions otherwise prohibited by this Section 6.1(h) if counsel to Jensen advises the Board of Directors of Jensen or any of its subsidiaries that the failure to take such action or actions might reasonably subject Jensen's or any of its subsidiary's directors to liability for breach of their fiduciary duties; and PROVIDED, FURTHER however, that notwithstanding the foregoing sentence,
    (a) following receipt of a BONA FIDE unsolicited written offer to consummate a Jensen Acquisition Transaction (an "Acquisition Proposal"), Jensen may take and disclose to Jensen's stockholders the position of the Board of Directors of Jensen contemplated by Rule 14e-2 under the Exchange Act or otherwise make appropriate disclosures to its stockholders, (b) Jensen may furnish or cause to be furnished information concerning its business, properties or assets to a third party subject to appropriate confidentiality restrictions, and (c) Jensen may engage in discussions or negotiations with a third party concerning a Jensen Acquisition Transaction. If Jensen should receive an Acquisition Proposal or take any action described in (b) or (c) above, Jensen shall promptly inform Recoton in reasonable detail of the material details of such Acquisition Proposal and/or its actions in response thereto or its actions described in clauses (b) or (c) and shall thereafter keep Recoton reasonably and promptly informed of all material facts and material circumstances relating to such Acquisition Proposal (including the material terms thereof to the extent not restricted by any other binding agreement) and Jensen's actions shall include the actions of its advisors, agents and representatives;

        (i) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except with the prior written approval of Recoton;

        (j) not adopt, enter into or amend any bonus, profit sharing, compensation (except ordinary course salary adjustments consistent with historic practice), stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof, except with the prior written approval of Recoton;

        (k) maintain with financially responsible insurance companies, insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice and customary for companies engaged in the business engaged in by Jensen and its subsidiaries;

        (l) not introduce any new product or plan which would substantially increase the risk exposure of Jensen and its subsidiaries taken as a whole (excluding the Original Equipment Business);

        (m) not enter into any material arrangement, agreement, or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on Jensen or substantially less advantageous to Jensen than arrangements, agreements, or contracts existing on the date hereof;

        (n) not establish any new lines of credit or other credit facilities or incur any indebtedness other than pursuant to existing credit facilities except for trade liabilities incurred in the ordinary course of business; and

        (o) not agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in Article IV untrue or incorrect in any material respect as of the time of the Closing.

    Section 6.2 SITE TESTING AND EVALUATION. Prior to the later of March 1, 1996 or the date of the Proxy Statement (which Recoton may cause to be delayed if it is still conducting its study and testing), Recoton may at its own expense perform or have performed such environmental site inspections and reasonable testing relating to the real property owned or operated by Jensen or its subsidiaries as it may deem appropriate. If based upon the written reports of independent environmental consultants, Recoton determines in its sole and reasonable discretion that the results of the inspections or tests performed indicate that any of such property or a number of such properties is, or that there is a material risk that such property(ies) may be, contaminated in a way as to give rise to possible liability, contingent or otherwise, under the Environmental Laws in an aggregate amount of $5,000,000 or greater, Recoton may terminate this Agreement by notice to Jensen prior to the date of the Proxy Statement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    Section 7.1 ACCESS TO INFORMATION. (a) Jensen and its subsidiaries shall afford to Recoton and Acquisition Sub and its accountants, counsel, and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and to their customers, vendors, employees, consultants and professional advisors and, during such period, shall furnish promptly to Recoton and Acquisition Sub (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or the HSR Act or filed or received by any of them with or from the SEC, Federal Trade Commission ("FTC") or Department of Justice ("DOJ") and
(ii) all other information concerning their respective businesses, properties and personnel as Acquisition Sub may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 7.1(a) shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Jensen and its subsidiaries shall promptly advise Recoton and Acquisition Sub in writing of any change or occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Jensen Material Adverse Effect.

    (b)   Recoton  has  provided   Jensen  with  information   pursuant  to  the
Confidentiality Agreement and in the course of its performance under this Agreement.

    (c) Any information received pursuant to Sections 7.1(a) and 7.1(b) above shall be considered Evaluation Material (as defined in the letter agreements dated August 21, 1995 and October 16, 1995, as applicable (the "Confidentiality Agreements"), between Recoton and Jensen, and such information shall be held in confidence by Recoton, Acquisition Sub and Jensen in accordance with the terms of the Confidentiality Agreements.

    Section 7.2 PROXY STATEMENT. Jensen shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and any revisions thereof as may be responsive to SEC comments or changed facts. The information provided and to be provided by Recoton and Jensen and by their auditors, attorneys, financial advisors or other consultants or advisors for use in the Proxy Statement shall be true and complete in all material respects without omission of any material fact which is required to make such information not false or misleading.

    Section 7.3 STOCKHOLDERS' APPROVAL. Subject to the provisions of Section 6.1(h) and 9.1(e), Jensen shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at the Jensen Stockholders' Meeting to be held as soon as practicable after the Proxy Statement has been amended to satisfy all comments of the staff of the SEC and, subject to the fiduciary duties of the Board of Directors of Jensen under applicable law, shall recommend and use its best efforts to obtain stockholder approval (the "Jensen Stockholders' Approval") of this Agreement and the transactions contemplated hereby in accordance with Section 4.21.

    Section 7.4 EXPENSES. Except as otherwise set forth in Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; PROVIDED, HOWEVER, that Recoton and Jensen shall share equally the expenses of printing, filing and mailing the Proxy Statement and any drafts of any registration statement required under prior versions of this Agreement.

    Section 7.5 AGREEMENT TO COOPERATE. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters (including, but not limited to, required approvals under applicable Delaware state laws and regulations), to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the provisions of Sections 6.1(h) and 9.1(e) and to the requisite votes of the stockholders of Jensen. Each party hereto agrees to allow the other to review each regulatory filing made by such party prior to the filing thereof during the term of this Agreement.

    Section 7.6 PUBLIC STATEMENTS. The parties shall release a press release immediately upon the signing of this Agreement in the form set forth as Exhibit
7.6 (formerly Exhibit 7.8) to this Agreement. None of the parties hereto shall issue any press release or make any other public statements, in each case relating to or connected with or arising out of this Agreement or the matters contained therein, without obtaining the prior written approval of the other parties to the contents and the manner of presentation and publication thereof, PROVIDED, HOWEVER, that nothing herein shall prevent any party from making any disclosures required by applicable law or regulation (including regulation of the SEC and the NASD).

    Section 7.7 ACCOUNTANT'S LETTERS. Jensen shall use its best efforts to cause to be delivered to Recoton letters of Coopers and Lybrand, LLP, independent auditors for Jensen, dated the date of the Proxy Statement and the Effective Time (or such other dates reasonably acceptable to Recoton) with respect to certain financial statements and other financial information included in the Proxy Statement, which letters shall be in customary form and substance reasonably satisfactory to Recoton.

    Section 7.8 INDEMNIFICATION OF CERTAIN OFFICERS AND DIRECTORS. (a) To the extent permitted by applicable law, Recoton and Acquisition Sub agree that all rights to indemnification from Jensen or any subsidiary of Jensen now existing in favor of the directors, officers, employees or agents of Jensen and any subsidiary of Jensen as provided in their respective certificates of incorporation or charters, as the case may be, or by-laws, as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect and be honored by Recoton, Acquisition Sub and the Surviving Corporation for a period of not less than five years from the Effective Time; PROVIDED, HOWEVER, that in the event any claim or claims are asserted or made within such five-year period, all such rights shall continue until final disposition of any such claim or claims.

    (b) Recoton and Acquisition Sub will use their best efforts, and will cause the Surviving Corporation to use its best efforts, to cause to be maintained in effect a tail, for not less than three years from the Effective Time, on the current policies of directors' and officers' liability insurance maintained by Jensen and the subsidiaries of Jensen (provided that the Surviving Corporation or Acquisition Sub may substitute therefor policies of at least the same level of coverage containing terms and conditions which are in the aggregate no less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to and including the Effective Time. Notwithstanding the foregoing, neither Recoton, Acquisition Sub nor the Surviving Corporation shall be required to expend in excess of $150,000 in the aggregate pursuant to this
Section 7.8(b).

    Section 7.9 EMPLOYEE BENEFITS. For a period of one year after the Effective Time, the Surviving Corporation shall make available to the current employees of Jensen, so long as such persons continue after the Effective Time to hold positions as employees with the Surviving Corporation, the same employee benefits that are currently in effect at Jensen, or similar employee benefits on substantially the same terms and conditions as the Jensen plans, including, but not limited to, health care and life insurance, pension and retirement benefits and vacation and sick pay. Thereafter, the Surviving Corporation shall provide a benefits package at least comparable to the benefit package provided by Recoton to its own employees. Recoton and the Surviving Corporation shall use their best efforts to insure that employees of the Surviving Corporation shall not be subject to any waiting periods or pre-existing condition restrictions under employee benefit plans offered by Recoton or the Surviving Corporation to the extent that such periods are longer or such periods impose a greater limitation than the period or limitations imposed under employee benefit plans currently offered by Jensen. Employees of the Surviving Corporation shall be given credit for prior service with Jensen for purposes of crediting periods of service for eligibility and vesting of all such substitute employee benefits offered by Recoton or the Surviving Corporation.

                                  ARTICLE VIII
                                   CONDITIONS

    Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Jensen pursuant to Section 4.21;

        (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any EC Filings shall have been made and no additional requirements relating thereto shall be applicable;

        (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all reasonable efforts to have any such injunction, order or decree lifted);

        (d) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger or that would have a material adverse effect on the prospects of the Surviving Corporation unacceptable to Recoton;

        (e) All governmental consents and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval (if required) by the DOJ, FTC and the SEC, shall have been obtained and be in effect at the Effective Time on terms and conditions that would not have a material adverse effect on the prospects of the Surviving Corporation unacceptable to Recoton; and

        (f) Jensen shall have received one or more letters from Lehman Brothers dated the date of the Proxy Statement or reasonably prior thereto (or such other dates reasonably acceptable to Jensen and Recoton), which letters shall be of the opinion that (1) the Merger Consideration is

    "fair from a financial point of view" to Jensen's stockholders; and (2) that the proceeds received by Jensen from the sale of the assets of the Original Equipment Business are "fair from a financial point of view" to Jensen.

    Section 8.2 CONDITIONS TO OBLIGATION OF JENSEN TO EFFECT THE MERGER. The obligation of Jensen to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions or the waiver thereof by Jensen:

        (a) Acquisition Sub and Recoton shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Acquisition Sub and Recoton contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agreement, and Jensen shall have received a certificate of the President and the Chief Operating Officer (or, in the case of Acquisition Sub, its Secretary) of each of Acquisition Sub and Recoton to that effect;

        (b) Jensen shall have received an opinion addressed to Jensen from Stroock & Stroock & Lavan, counsel to Recoton and Acquisition Sub, or other counsel reasonably acceptable to Jensen, dated the Closing Date, substantially in the form set forth in Exhibits 8.2(b); and

        (c) Recoton shall have deposited the cash into the Exchange Fund in accordance with Section 3.2(a) and the Exchange Agent shall have delivered to Jensen a certificate acknowledging receipt of such cash.

    Section 8.3 CONDITIONS TO OBLIGATION OF RECOTON AND ACQUISITION SUB TO EFFECT THE MERGER. The obligation of Recoton and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions or the waiver thereof by Recoton and Acquisition Sub:

        (a) Jensen shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Jensen contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agreement, and Recoton and Acquisition Sub shall have received a Certificate of the President and the Chief Financial Officer of Jensen to that effect;

        (b) Recoton and Acquisition Sub shall have received an opinion from Vedder, Price, Kaufman & Kammholz, counsel to Jensen, or other counsel reasonably acceptable to Recoton and Acquisition Sub, dated the Closing Date, substantially in the form set forth in Exhibit 8.3(b);

        (c) Recoton and Acquisition Sub shall have received the letters of Coopers & Lybrand, LLP contemplated by Section 7.7;

        (d) Since the date hereof, no Jensen Material Adverse Effect shall have occurred;

        (e) The closing of the sale of the assets of the Original Equipment Business pursuant to the OE Agreement shall have occurred prior to the Effective Time;

        (f) Recoton shall not have elected to terminate due to the results of the inspections or tests performed in accordance with Section 6.2; and

        (g) The number of Dissenting Shares shall not exceed 10% of the Jensen Common Stock outstanding.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    Section  9.1   TERMINATION.   This Agreement may  be terminated  at any time
prior  to  the  Effective  Time,  whether  before  or  after  approval  by   the
stockholders of Jensen:

        (a) by mutual written consent of Acquisition Sub and Jensen; or

        (b) by either Acquisition Sub or Jensen if (i) the Merger shall not have been consummated on or before September 2, 1996 or such later date as may be designated by Recoton (but in no event later than March 31, 1997) (the "Termination Date"), (ii) the requisite vote of the stockholders of Jensen to approve this Agreement pursuant to Section 8.1(a) and the transactions contemplated hereby shall not be obtained at the Jensen Stockholders' Meeting, or any adjournments thereof, (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Acquisition Sub and Jensen to consummate the transactions contemplated hereby, shall have determined not to grant its consent and any appeals of such determination shall have been taken and have been unsuccessful or such body shall have imposed conditions or limitations on its consent that would have a material adverse effect on the prospects of the Surviving Corporation unacceptable to Recoton and any appeals from such imposition shall have been taken and have been unsuccessful, or (iv) any court of competent jurisdiction in the United States, or any state or any country in which there is a subsidiary of Jensen, shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or

        (c) by Acquisition Sub (i) if the Board of Directors of Jensen shall have withdrawn or modified in a manner adverse to Acquisition Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby or shall have failed to reaffirm such approval or recommendation upon Acquisition Sub's request, or shall have resolved to do any of the foregoing, (ii) if Jensen or any of the other persons or entities described in Section 6.1(c) or 6.1(h) shall take any of the actions that would be proscribed by Section 6.1(c) or 6.1(h) but for the PROVISO therein allowing certain actions to be taken if required by fiduciary duty upon advice of counsel, (iii) if there has been (x) a material breach of any covenant or agreement herein on the part of Jensen which has not been cured or adequate assurance of cure given, in either case within five business days following receipt of notice of such breach, or (y) a representation or warranty of Jensen herein is or becomes untrue or incorrect in a material respect which representation or warranty by its nature cannot be made true and correct in all material respects prior to the Termination Date or is not made true and correct prior to the Termination Date, (iv) if (x) Jensen enters into an agreement with any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Recoton or Acquisition Sub whereby such entity or group would directly or indirectly acquire all or any substantial part of the assets or capital stock of Jensen, whether by merger, share exchange, purchase of assets, consolidation, tender offer or otherwise (other than with regard to the Original Equipment Business), (y) any third party commences a tender or exchange offer for 25% or more of Jensen's Common Stock and Jensen's Board of Directors does not recommend, or ceases to recommend, to Jensen's stockholders that they reject such offer, or (v) if any third party commences a tender or exchange offer for 25% or more of Jensen's Common Stock and shares have been tendered thereto in an amount equal to the minimum amount for which the third party conditioned such tender or exchange; or

        (d) by Jensen if there has been (x) a material breach of any covenant or agreement herein on the part of Acquisition Sub or Recoton which has not been cured or adequate assurance of cure given, in either case within five business days following receipt of notice of such breach or (y) a representation or warranty of Recoton or Acquisition Sub herein is or becomes untrue or incorrect in a material respect which representation or warranty by its nature cannot be made true and correct in all material respects prior to the Termination Date or is not made true and correct prior to the Termination Date; or

        (e) automatically, if the Jensen Board of Directors shall recommend a Jensen Acquisition Transaction or authorize or approve the entering into by Jensen of a Jensen Acquisition Transaction.

Notwithstanding the foregoing, if prior to the Effective Time, (i) any preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued, and remains in effect (each party agreeing to use all reasonable efforts to have any such injunction, order or decree lifted); (ii) any action shall have been taken, or any statute, rule or regulation shall have been enacted, by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger or that would have a material adverse effect on the prospects of the Surviving Corporation; or (iii) any governmental consents and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval (if required) by the DOJ, FTC and the SEC (including the satisfaction of the staff of the SEC regarding the Proxy Statement), shall not have been obtained or not be in effect at the Effective Time on terms and conditions that would not have a material adverse effect on the prospects of the Surviving Corporation, the Termination Date shall be extended at the option of any party hereto for a period of up to 120 days and thereafter if so requested by Recoton for a period of up to an additional 60 days. If, at the end of such 120-day (or, if applicable, such further 60-day period) period, the matters referred to in (i),
(ii) or (iii) shall not have been satisfied to each party's reasonable satisfaction, either party may terminate this Agreement pursuant to the applicable provisions of this Section 9.1.

    Section 9.2  FEES AND EXPENSES.

    (a) GENERAL. In the event of termination of this Agreement by either Recoton, Acquisition Sub or Jensen as provided in Section 9.1 or any breach of any party or any failure of condition giving rise to a right to terminate this Agreement, there shall be no liability on the part of either Jensen or Recoton or Acquisition Sub or their respective officers or directors except as set forth in this Section 9.2 or in Section 7.1(c). Language appearing in brackets in this
Section 9.2 is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The agreements contained in this
Section 9.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages or other appropriate payments and not a penalty. If a party fails promptly pay to perform in accordance with this
Article IX, such party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to enforce the terms of this Agreement. Except as otherwise set forth herein, payments under this Section shall be made within five business days of, as applicable, termination of this Agreement or the demand for reimbursement of Expenses (as that term is defined below).

    (b) JENSEN PAYMENT OF BREAK-UP FEE. Jensen shall promptly, but in no event later than five business days after the first to occur of any of the following clauses (i) through (iii) (the "Payment Date"), pay to Recoton a fee of $1,500,000, such amount to be paid on the Payment Date in cash in immediately available funds by wire transfer to an account designated by Recoton if:

        (i) the Agreement terminates pursuant to Section 9.1(e) [RECOMMENDING OF A JENSEN ACQUISITION TRANSACTION];

        (ii) either Acquisition Sub or Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to (1) Section 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE] because of a failure to satisfy any of the conditions set forth in Sections 8.3(a)(as to the receipt of the Officer's Certificate only), 8.3(b) or 8.3(c) [CONDITIONS REQUIRING DELIVERY

    OF OFFICER'S CERTIFICATES, LEGAL OPINION, COMFORT LETTER] provided that Jensen did not diligently seek to fulfill or cause others to fulfill these conditions; (2) Section 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE] because of a failure to satisfy the conditions set forth in Section 8.3(e) [OE SALE] provided that this condition was not satisfied because IJI exercised a right to terminate the OE Agreement because of a willful and material breach of the OE Agreement by Jensen; or (3) Section 9.1(b)(ii) [FAILURE OF JENSEN STOCKHOLDERS TO APPROVE THE MERGER AT THE STOCKHOLDERS' MEETING] provided that contemporaneous with the Jensen Stockholders' Meeting there shall be outstanding a competing Jensen Acquisition Transaction proposed by a third party other than Recoton or Acquisition Sub; or

       (iii) Acquisition Sub shall become entitled to terminate, and shall terminate, this Agreement pursuant to (1) Section 9.1(c)(i) [JENSEN BOARD WITHDRAWS APPROVAL OR RECOMMENDATION ETC.]; (2) Section 9.1(c)(ii) [JENSEN SELLS ASSETS, ISSUES STOCK, OR SOLICITS JENSEN ACQUISITION PROPOSAL WITHOUT FIDUCIARY RIGHT TO DO SO]; (3) Section 9.1(c)(iii)(x) [MATERIAL BREACH OF COVENANT OR AGREEMENT BY JENSEN], (including, but not limited to, a failure to proceed diligently to obtain approval of the Proxy Statement by the SEC and failure to proceed diligently to seek to lift any injunction barring completion of the Merger) provided that the breach was willful; (4) Section 9.1(c)(iv)(x) [JENSEN ENTERS INTO AN ACQUISITION AGREEMENT WITH A PERSON OTHER THAN RECOTON OR ACQUISITION SUB]; (5) Section 9.1(c)(iv)(y) [COMMENCEMENT OF TENDER OFFER AND JENSEN DOES NOT RECOMMEND OR CEASES TO RECOMMEND REJECTION OF OFFER]; or (6) Section 9.1(c)(v) [SUCCESSFUL TENDER OFFER].

    (c) JENSEN PAYMENT OF RECOTON EXPENSES. Jensen shall promptly, but in no event later than five business days after demand has been made pursuant to
Section 9.2(g) after the first to occur  of any of the events enumerated in  (A)
Section 9.2(b) or in (B) any of the following clauses (i) through (v) (such date of required payment being referred to as the "Payment Date"), pay to Recoton an amount equal to Recoton's Expenses (as defined below) not to exceed $2,500,000, such amount to be paid on the Payment Date in cash in immediately available funds by wire transfer to an account designated by Recoton, (i) if either Acquisition Sub or Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to Section 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE] and the Stockholders Meeting has not been held by the Termination Date (as such Termination Date has been extended pursuant to the penultimate sentence of Section 9.1) unless the provisions of the last sentence of Section 9.1 are applicable; (ii) if either Acquisition Sub or Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to
Section 9.1(b)(ii) [FAILURE OF JENSEN STOCKHOLDERS TO APPROVE AT STOCKHOLDERS' MEETING] provided that contemporaneous with the Jensen Stockholders' Meeting there shall be no outstanding competing Jensen Acquisition Transaction proposed by a third party other than Recoton or Acquisition Sub; (iii) if either
Acquisition Sub or Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to Section 9.1(b)(i) because of a failure to satisfy any of the conditions set forth in Sections 8.3(b) or 8.3(c) [CONDITIONS REQUIRING DELIVERY OF LEGAL OPINION, COMFORT LETTER] provided that Jensen diligently sought to fulfill or cause others to fulfill these conditions; (iv) if either Acquisition Sub or Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to Section 9.1(b)(i) because of a failure to satisfy any of the conditions set forth in Section 8.1(f) [FAILURE TO OBTAIN FAIRNESS OPINION] or Section 8.1(b) [HSR/EC FILINGS]; or (v) if either Acquisition Sub or Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to Section 8.3(e) [OE SALE] provided that this condition was not satisfied because IJI exercised a right to terminate for failure to satisfy a condition under the OE Agreement other than the financing condition and Jensen has not otherwise willfully and materially breached the OE Agreement. If Jensen is required to make any payment to Recoton pursuant to clause (B) of the first sentence of this Section 9.2(c) and within 12 months following the date of termination of this Agreement (1) the Board of Directors of Jensen recommends or approves a Jensen Acquisition Transaction by or with a third party other than Recoton or Acquisition Sub, or enters into or consummates an agreement with respect to any merger, sale of all of or substantially all of the assets or shares of capital stock of Jensen, or one of a series of similar transactions involving Jensen and/or its Subsidiaries having a comparable effect on Jensen taken as a whole; (2) any third party commences a tender or exchange offer for 25% or more of Jensen's Common Stock and Jensen's Board of Directors does not recommend or ceases to recommend to Jensen's stockholders that they reject such offer; or (3) a third party succeeds in acquiring by tender offer or exchange offer 25% or more of the Jensen Common Stock, then Jensen shall pay to Recoton a fee of $1,500,000 within five business days of the first of such events occurring.

    (d)   SITUATIONS NOT  REQUIRING PAYMENT.   Except as provided  by clause (i)
below of this Section 9.2(d), no payments shall be owed by Recoton, Acquisition Sub or Jensen if:

        (i) Any party shall become entitled to terminate, and shall terminate, this Agreement pursuant to the last sentence of Section 9.1 [FAILURE TO RESOLVE GOVERNMENTAL CLEARANCES OR TO LIFT INJUNCTION WITHIN 120 DAY EXTENSION PERIOD]; PROVIDED, HOWEVER, that if within 12 months following the date of termination of this Agreement pursuant to the last sentence of
    Section 9.1 (1) the Board of Directors of Jensen recommends or approves a Jensen Acquisition Transaction by or with a third party other than Recoton or Acquisition Sub, or enters into or consummates an agreement with respect to any merger, sale of all of or substantially all of the assets or shares of capital stock of Jensen, or one of a series of similar transactions involving Jensen and/or its Subsidiaries having a comparable effect on Jensen taken as a whole; (2) any third party commences a tender or exchange offer for 25% or more of Jensen's Common Stock and Jensen's Board of Directors does not recommend or ceases to recommend to Jensen's stockholders that they reject such offer; or (3) a third party succeeds in acquiring by tender offer or exchange offer 25% or more of the Jensen Common Stock, then Jensen shall pay to Recoton a fee of $1,500,000 within five business days of the first of such events occurring, plus Recoton's Expenses (such Expenses not to exceed $2,500,000) within five business days after the demand has been made pursuant to Section 9.2(g);

        (ii) Jensen or Acquisition Sub shall become entitled to terminate, and shall terminate, this Agreement pursuant to (1) Section 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE] because of a failure to satisfy the conditions of Section 8.1(e) [GOVERNMENT ACTION]; Section 9.1(b)(iii) [GOVERNMENTAL APPROVALS] or (3) Section 9.1(b)(iv) [INJUNCTION] provided that the party terminating this Agreement shall have diligently sought to satisfy these conditions; provided, however, that if within 12 months following the date of termination of this Agreement by Jensen due to the events noted in this clause (ii) (1) the Board of Directors of Jensen recommends or approves a Jensen Acquisition Transaction by or with a third party other than Recoton or Acquisition Sub, or enters into or consummates an agreement with respect to any merger, sale of all of or substantially all of the assets or shares of capital stock of Jensen, or one of a series of similar transactions involving Jensen and/or its Subsidiaries having a comparable effect on Jensen taken as a whole; (2) any third party commences a tender or exchange offer for 25% or more of Jensen's Common Stock and Jensen's Board of Directors does not recommend or ceases to recommend to Jensen's stockholders that they reject such offer; or (3) a third party succeeds in acquiring by tender offer or exchange offer 25% or more of the Jensen Common Stock, then Jensen shall pay to Recoton a fee of $1,500,000 within five business days of the first of such events occurring, plus Recoton's Expenses (such Expenses not to exceed $2,500,000) within five business days after the demand has been made pursuant to Section 9.2(g);

       (iii) Acquisition Sub shall become entitled to terminate, and shall terminate, this Agreement pursuant to (1) 9.1(c)(iii) [MATERIAL BREACH OF COVENANT OR AGREEMENT BY JENSEN] provided that the breach was not willful; or (2) Section 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE]because of Section 8.3(d) [JENSEN MATERIAL ADVERSE CHANGE]or (B) Section 8.3(g) [DISSENTING SHARES]; or

       (iv) Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to Section 9.1(d) [MATERIAL BREACH OF COVENANT OR AGREEMENT BY RECOTON]provided that the breach was not willful.

    (e) RECOTON PAYMENT OF BREAK-UP FEE. Recoton shall promptly, but in no event later than five business days after the first to occur of any of the following clauses (i) through (iv) (the "Payment Date"), pay to Jensen a fee of $1,500,000, such amount to be paid on the Payment Date in cash in immediately available funds by wire transfer to an account designated by Jensen if Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to (i) 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE] because of a failure to satisfy any of the conditions set forth in Sections 8.2(a) (as to the Officer's Certificate, only) and 8.2(b) [CONDITIONS REQUIRING DELIVERY OF OFFICER'S CERTIFICATES AND LEGAL OPINION] provided that Recoton did not diligently seek to fulfill or cause other to fulfill these conditions; (ii)
Section 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE] because of a failure to satisfy any of the conditions set forth in Section 8.2(c) [DELIVERY
OF CASH TO EXCHANGE FUND]; or (iii) Section 9.1(d)(x) [MATERIAL BREACH OF COVENANT OR AGREEMENT] (including, but not limited to, a failure to proceed diligently to seek the lifting of any injunction barring completion of the Merger) provided that the breach was willful.

    (f) RECOTON'S PAYMENT OF JENSEN EXPENSES. Promptly, but in no event later than five business days after demand has been made pursuant to Section 9.2(g) after the first to occur of any of the events enumerated in paragraph (e) or if either Acquisition Sub or Jensen shall become entitled to terminate, and shall terminate, this Agreement pursuant to Section 9.1(b)(i) [FAILURE TO CLOSE BY THE TERMINATION DATE] because of a failure to satisfy any of the conditions set forth in Section 8.2(b) [CONDITIONS REQUIRING DELIVERY OF LEGAL OPINION] provided that Recoton diligently sought to fulfill or cause others to fulfill these conditions (such day of required payment being referred to as the "Payment Date"), Recoton shall pay to Jensen an amount equal to Jensen's Expenses not to exceed $2,500,000, such amount to be paid on the Payment Date in cash in immediately available funds by wire transfer to an account designated by Jensen.

    (g) DEFINITION OF EXPENSES, ETC. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all of the matters and agreements referred to herein or related hereto, the preparation, printing, filing and mailing of the Proxy Statement and any drafts of registration statements required under any prior versions of this Agreement, the solicitation of stockholder approvals, defending or prosecuting any litigation or other legal proceedings related to or arising out of the transactions contemplated herein and all other matters related to the closing of the transactions contemplated herein. Whenever a party shall be obligated to pay the other party's Expenses, such payment shall be made within five business days after the presentment of a demand for reimbursement (which may be made in one or more parts), which demands may be made up to two months after the event giving rise to the payment of costs and expenses; provided, however, that no expense payments need be made once expense payments to such party equal to $2,500,000 have been made.

    Section 9.3 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the stockholders of Jensen, but, after any such approval, no amendment shall be made which (a) changes the Per Share Cash Amount (or the Principal Stockholders Per Share Cash Amount) or (b) changes any of the other principal terms of this Agreement, in each case, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that waiver of compliance with any agreements or conditions herein shall not limit the parties' obligations to comply with all other agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of the parties.

                                   ARTICLE X
                               GENERAL PROVISIONS

    Section 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement shall survive the Merger, except for the agreements contained in this
Section 10.1, Article III, and in Sections 2.3, 7.1(c), 7.4, 7.6, 7.8, 7.9,  and
Article IX. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    Section 10.2 BROKERS. Jensen represents and warrants that, except for its investment banking firm, Lehman Brothers, whose fee arrangement has been disclosed to Recoton prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Jensen. Acquisition Sub and Recoton represent and warrant that, except for its investment banking firm, Furman Selz LLC, whose fee arrangement has been disclosed to Jensen prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquisition Sub.

    Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Acquisition Sub or Recoton, to:

             c/o Recoton Corporation
             2950 Lake Emma Road
             Lake Mary, FL 32746
             Attn: Stuart Mont, Chief Operating Officer

        with a copy to:

             Stroock & Stroock & Lavan
             7 Hanover Square
             New York, NY 10004
             Attn: Theodore S. Lynn, Esq.

        (b) If to Jensen, to:

             International Jensen Incorporated
             25 Tri-State International Office Center
             Suite 400
             Lincolnshire, Illinois 60069
             Attn: Marc T. Tanenberg, Chief Financial Officer with a copy to:

             Vedder, Price, Kaufman & Kammholz
             222 North La Salle Street
             Chicago, IL 60601-1003
             Attn: John R. Obiala, Esq.

    Section 10.4  GENERAL TERMS.   The following definitions shall apply to  the
extent not otherwise defined, or used in capitalized form, in this Agreement:

        (a) The terms "agreements" and "contracts" shall include any contract, purchase or sales order, franchise, insurance policy, license, undertaking, arrangement, understanding, commitment, document, lease, sublease, deed, mortgage plan, plan, indenture, bill of sale, assignment, proxy, voting trust or other agreement or instrument.

        (b) The term "approval" shall include any consent, waiver, license, permit, certificate or authorization.

        (c) The term "breach" shall include any default, event of default or event, occurrence, condition or act which, with notice or lapse of time or both, would constitute a breach, default, or event of default or give the other party or parties a right to accelerate any obligation under the applicable agreement.

        (d) The term "governmental authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

        (e) The  term "law"  shall mean,  unless specifically  stated  otherwise
    herein,   means  laws,   rules,  regulations,   codes,  orders,  ordinances,
    judgments, injunctions, decrees and government policies.

        (f) The terms "liability" and "liabilities" shall include any direct or indirect indebtedness, claim, loss, damage, penalty, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, duties or guarantee, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, matured or unmatured or secured or unsecured.

        (g) The term "person" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or other legal body thereof.

        (h) The term "subsidiary" shall include each entity controlled by Jensen.

        (i) The term "transfer" shall include any sale, pledge, gift, assignment, conveyance, lease or disposition and the term "transferred" shall include sold, pledged, gave, assigned, conveyed, leased or disposed of.

    Section 10.5 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 10.6 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) together with the Confidentiality
Agreements, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law) and service of process may be made upon any party by using the notification procedure set forth in Section 10.3; (e) all disputes that arise with respect to this Agreement shall be brought only in the Federal District Court, located in or having jurisdiction for New York County, New York or in a state court in and for New York County, New York; (f) to the fullest extent permitted by law, the parties hereby waive all rights to a trial by jury in connection with this Agreement; (g) by execution and delivery of this Agreement, each of the parties accepts for himself or itself the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; (h) references to Exhibits and Schedules shall be references to the exhibits of, and schedules, to this Agreement. Such Exhibits and Schedules form an integral part of this Agreement and are hereby incorporated in this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    Section 10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 10.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

    Section 10.9 SEVERABILITY; ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. Such term or provision, however, shall be modified to the extent allowable by law so that it becomes enforceable to the greatest extent permissible, as modified, and shall be enforced as any other term or provision hereof. The parties further agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

    Section 10.10 RIGHT TO OFFSET. Payments due under this Agreement or any other agreements or obligation between Recoton (or any affiliate thereof) and Jensen (or any affiliate thereof) may, at the election of either party, be set off against each other including by way of (but not limited to) cancellation of outstanding notes.

    IN WITNESS WHEREOF, Recoton, Acquisition Sub and Jensen have caused this Agreement to be signed by their respective officers thereunto duly authorized on
the     day of June, 1996 as of the date first written above.

                                          RECOTON CORPORATION
                                          By:           /s/ Stuart Mont

                                             -----------------------------------
                                                         Stuart Mont
                                             EXECUTIVE VICE PRESIDENT-OPERATIONS
                                                              &
                                                   CHIEF OPERATING OFFICER

                                          RC ACQUISITION SUB, INC.

                                          By:           /s/ Stuart Mont

                                             -----------------------------------
                                                         Stuart Mont
                                                          SECRETARY

                                          INTERNATIONAL JENSEN INCORPORATED

                                          By:        /s/ Marc T. Tanenberg

                                             -----------------------------------
                                                      Marc T. Tanenberg
                                                      VICE PRESIDENT &
                                                   CHIEF FINANCIAL OFFICER